UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Brookdale Senior Living Inc.

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September 18, 2019 Dear Fellow Stockholder, Thank you for your continued support of Brookdale Senior Living Inc. We are writing to you at an important time — both in our history and the overall senior living industry. We are writing to ask you to vote today on the enclosed WHITE proxy card “FOR” Brookdale’s new, independent and highly qualified Class II director nominees: Victoria Freed Senior Vice President of Sales, Trade Support and Service, Royal Caribbean International Ms. Freed will bring to the Board decades of executive leadership in sales, customer service and marketing, as well as public company board experience in the hospitality industry, among other skills. The Board believes that the addition of Ms. Freed’s sales and marketing experience to the Board is crucial to support management’s sales and marketing efforts in the turnaround strategy and to create long-term value for stockholders. Guy Sansone Managing Director and Chairman of the Healthcare Industry Group, Alvarez & Marsal Mr. Sansone has extensive experience working with companies in the healthcare and senior housing industries, as well as experience in senior advisory and board leadership of public and private organizations. Brookdale’s Board Unanimously Recommends Stockholders Vote FOR Brookdale’s Highly Qualified Class II Director Nominees on the WHITE Proxy Card Today 1

Brookdale’s recent financial results show that the Company’s strategy to create value for stockholders is gaining momentum. However, one of our stockholders, Land & Buildings, has launched a proxy contest in an attempt to install Jay Flaherty, a former real estate executive, as a Class II director on the Brookdale Board at the upcoming 2019 Annual Meeting of Stockholders. Brookdale has carefully considered and implemented feedback from its stockholders, including many of Land & Buildings’ ideas. In July 2017, at the recommendation of, and as part of a settlement agreement with Land & Buildings, Brookdale appointed Marcus Bromley, a candidate with substantial real estate experience, as an independent director and a member of both the Audit Committee and the Investment Committee of the Board. Land & Buildings, led by founder and CIO Jonathan Litt, who until recently also sought election as a Class II director at the 2019 Annual Meeting, is advocating for a risky financial engineering plan that would ultimately result in isolating Brookdale’s operating business from its critical real estate assets. The Board and the Investment Committee (which includes Mr. Bromley), in consultation with nationally recognized outside advisors (including advisors recommended by Land & Buildings), have carefully considered a range of potential sales or spin-offs of all or a substantial portion of the Company’s real estate assets and have each unanimously determined that undertaking an OpCo/PropCo transaction would be unlikely to generate additional value for Brookdale’s stockholders, as compared to the Company’s ongoing execution of its strategic plan. In reaching these conclusions, the Board and Investment Committee carefully evaluated a range of potential OpCo/ PropCo separation structures, including the structure advocated by Land & Buildings. Brookdale’s Plan To Increase Stockholder Value Follows An In-Depth Strategic Review In February of 2018, the Board also concluded a 15-month review of strategic alternatives that included the exploration of multiple options and initiatives to create and enhance stockholder value. At that time, the Board unanimously determined that the best path to enhancing value for our stockholders was to execute a disciplined turnaround plan under new leadership to significantly improve Brookdale’s core operations. The Company’s long-term strategic plan is built around three top priorities: Attract, engage, develop, and retain the best associates; Earn trust and endorsements of our residents, patients, and their families by providing valued high-quality care and personalized service; and “Win Locally” and leverage our scale effectively. Brookdale’s Strategic Plan Is Delivering Clear Results And Has Significantly Improved The Company’s Long-Term Prospects The efforts of Cindy Baier, our CEO since early 2018, and the enhanced management team, under the guidance of the Board led by Lee Wielansky as Non-Executive Chariman since early 2018, have translated into improved operational and financial results. Our most recent quarterly results further demonstrate that we are building positive momentum and our strategy is the right one to deliver sustained value creation for Brookdale’s stockholders. Our second quarter 2019 results demonstrate that our strategy is generating clear results. For the first time since Q3 2017, same community move-ins showed positive year-over-year growth. Growth turned positive a month earlier this year than in 2018 and two months earlier than in 2017. Year-over-year same community revenue grew in all Senior Housing segments, and Health Care Services revenue improved 4.2%. Same community Independent Living segment occupancy remained around 90% for the fourth consecutive quarter and grew 100 basis points year-to-date compared to the prior year. 2

Trailing 12-month key community leader retention is around 70%, while year-over-year total associate turnover improved by 5%. This latest quarter also saw increased CapEx investment in our communities, which will improve Brookdale’s long-term position by better attracting and retaining residents. Since the first quarter of 2018, asset sales have generated over $230M of net proceeds. Our enhanced operational and financial performance has significantly improved the Company’s long-term prospects. By executing our “Win Locally” strategy, we have better positioned Brookdale within both the senior housing and overall healthcare industries. Brookdale is now in a prime position to capitalize on national demographic tailwinds — notably the fast approaching silver wave of growing seniors’ population — and we look forward to offering our exceptional care to an ever-growing base of American seniors. Our long-term initiatives, focusing on optimizing our portfolio and streamlining the business, have proven successful thus far — we now own more than 50% of our consolidated communities. We initiated a strategy in early 2018 to sell owned communities generating an aggregate of more than $250 million of proceeds, net of associated debt and transaction costs. During the past two years we have restructured leases with our three largest landlords so that the Company may engage in certain change in control transactions without the need for landlord consent, provided that certain conditions are satisfied. Since the first quarter of 2018, we reduced our community portfolio by 201 net communities, including 99 lease terminations, marking a 20% reduction in less than two years. We have reduced our annual G&A cost base by more than $25 million in 2018 and more than $17 million in 2019 (prior to normal cost inflation and normalized bonus payouts). Since January 2018 and through June 2019, Brookdale has repurchased 3.5 million shares at an average price of $6.49 per share. The Brookdale Board Has Been Significantly Refreshed, And Welcomes And Values Ideas From All Of Our Stockholders Since concluding our strategic review in early 2018, members of the Company’s Board and management team have continued to engage in regular, in-depth discussions with our stockholders, including holding more than 30 telephonic, in-person or video meetings with Land & Bu+ildings to understand the ideas it has continued to present. As a result of our ongoing review of the Company’s corporate governance structure and our ongoing engagement with stockholders, Brookdale has proactively taken a number of steps to improve the Company’s corporate governance practices and to promote Board refreshment and ensure that we have the best people at the helm of our business. We have worked alongside our stockholders to appoint multiple independent directors with a wealth of industry and corporate leadership experience: Two of the current eight members of Brookdale’s Board were added following recommendations from activist stockholders, including Land & Buildings. Following the 2019 Annual Meeting, the Board’s average tenure will be less than three years, with all but two directors having joined the Board within the last three years. The Nominating and Corporate Governance Committee undertook a thorough review process to identify and evaluate candidates best suited to provide value to Brookdale’s Board, including candidates with significant healthcare, senior housing, hospitality and sales and marketing experience. Notably, sales and marketing experience is not represented on the Board, and the Board and Committee believe such representative experience is crucial to support management’s sales and marketing efforts in the turnaround strategy and to create long-term value for stockholders. As part of this process, the Committee engaged a leading executive search firm, Korn Ferry International, who conducted interviews with numerous individuals, including Land & Buildings’ director nominees, which included current nominee Jay Flaherty and Land & Buildings founder and CIO Jonathan Litt, prior to Land & Buildings withdrawing Mr. Litt’s nomination. Following this comprehensive review, the Nominating and Corporate Governance Committee determined that Ms. Freed and Mr. Sansone possess the requisite experience, skills, expertise, diversity, character, personal and professional integrity, and business judgment to support management in its execution of the Company’s turnaround strategy, and unanimously recommended that the Board nominate Ms. Freed and Mr. Sansone for election to the Brookdale Board. Ms. Freed currently serves as Royal Caribbean International’s Senior Vice President of Sales, Trade Support and Service, where she oversees the largest sales team in the cruise line industry. She has more than 25 years of executive leadership experience in the hospitality industry in the areas of sales, customer service and marketing. Mr. Sansone currently serves as a Managing Director and Chairman of the Healthcare Industry Group at Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high-profile businesses. He has more than 25 years of experience working as a senior advisor and executive leading efforts to optimize the performance of companies, primarily in the healthcare and senior housing industries. Despite Land & Buildings withdrawing its nomination of Jonathan Litt for election to the Brookdale Board, it is important to note that Land & Buildings, the investment fund he founded and serves as CIO of, is still actively seeking to gain infiuence and representation on the Board through the candidacy of Jay Flaherty. Mr. Flaherty was considered as a potential candidate as part of the Nominating and Corporate Governance Committee’s review process. The Committee determined that, among other factors, Mr. Flaherty’s predominantly real estate background would not be additive to the broader skill set necessary for the Board of a leading healthcare operator such as Brookdale. By comparison, Ms. Freed and Mr. Sansone are two independent and distinguished candidates who together bring a broad range of relevant expertise to the Brookdale Board, including in sales and marketing, strategic planning, finance, hospitality, healthcare operations and strategy, and senior housing operations If elected, we believe Ms. Freed’s and Mr. Sansone’s diverse expertise will strengthen the Company’s ongoing efforts to leverage our scale and growing demographics to become the nation’s first choice in senior living and thereby create significant long-term value for stockholders. Today, our Board profile demonstrates our commitment to refreshment, diversity, gender parity and broader governance best practices: 7 of 8 DIRECTORS ARE INDEPENDENT 4 of 8 DIRECTORS ON THE BOARD ARE FEMALE 2 of 8 DIRECTORS WERE ADDED TO THE BOARD AT THE RECOMMENDATION OF STOCKHOLDERS 4 of 8 DIRECTORS HAVE BEEN NEWLY APPOINTED SINCE JULY 2017, THREE OF WHOM ARE INDEPENDENT FOLLOWING THE 2019 ANNUAL MEETING, THE BOARD’S AVERAGE TENURE WILL BE LESS THAN 3 YEARS WHICH IS WELL BELOW RELEVANT BENCHMARKS 4

Furthermore, as part of Brookdale’s commitment to improving corporate governance in connection with our comprehensive organizational turnaround, we have proposed amendments to our Certificate of Incorporation and Bylaws, which include: Declassifying the Board by the 2021 Annual Meeting; Accelerating annual elections of Class II directors standing for election at the 2019 Annual Meeting; Eliminating the supermajority vote requirement for stockholders to be able to remove directors; Instituting proxy access; and Implementing a majority voting standard in uncontested elections. We are committed to continually improving our performance and corporate governance, and working to drive sustained stockholder value. The OpCo/PropCo Structure Would Damage The Company’s Long-Term Prospects At A Time Of Great Opportunity Based on our thorough and open-minded evaluation, we believe that the OpCo/PropCo structure proposed by Land & Buildings is a short-sighted financial engineering plan that jeopardizes Brookdale’s current progress toward a long-term strategy to deliver sustained stockholder value, as well as the Company’s ability to provide superior service and care to our residents and patients. We believe that Mr. Flaherty’s election to the Brookdale Board would result in a repeated push for the adoption of this single-minded and fundamentally flawed plan, to the potential detriment of Brookdale’s momentum under its strategic plan. At its core, Brookdale is a healthcare company that intentionally owns real estate. Our ability to retain residents and patients is intrinsically linked to the standard of service and care that we provide day in and day out. Over the past several years, we have made the deliberate decision to invest in both our workforce and the quality of our communities. As reported in the second quarter, our Net Promoter Score® (NPS®) is up over 20% since our last survey, with over 50,000 customer responses. It is no surprise that as our customer satisfaction improves, so do our financial results. The proposed OpCo/PropCo structure would result in two independent public companies with uncertain long-term prospects while severely impairing our ability to execute our turnaround strategy. Even viewed with a short-term perspective, we believe that the OpCo/PropCo structure is an inferior alternative to our comprehensive strategic plan as it carries significant execution risk and is unlikely to achieve the expected trading values outlined by Green Street Advisors (Green Street). Green Street’s analysis was commissioned by Land & Buildings, prepared by Green Street’s Advisory and Consulting Group, and carries an explicit disclaimer to distance itself from Green Street’s reputable REIT Research team. Green Street’s analysis contains numerous flaws and errors in judgment, including that it: Assumes PropCo trades at a premium to net asset value (NAV) despite critical structural issues such as single tenant concentration, elevated leverage, and low coverage leases. Healthcare REITs with similar issues are trading at significant discounts to NAV. Ignores conventional earnings and yield-based REIT valuation metrics. Valuing PropCo based on AFFO multiple and dividend yield would result in a materially lower share price due to PropCo’s weak cash flow profile. Uses unrealistic $1.5 billion equity offering assumptions. An equity offering of this size represents approximately 90% of pre-deal PropCo NAV. Only a handful of real estate IPOs have either been larger or have represented a greater share of pre-deal NAV, and the combination of both of these characteristics is unprecedented. Combined with the structural issues, such an offering carries significant execution risk and would require a substantial pricing discount, as opposed to Green Street’s assumed 9% premium to its ascribed NAV, resulting in significant dilution to current stockholders. 5

Recommends a subscale standalone OpCo with questionable viability, weak financial strength and limited ability to access capital markets, which would be unlikely to trade at the assumed EBITDA multiple as a separate public company. Ignores material friction costs and impediments, such as lender and landlord consents (including significant potential lease extension costs), as well as tax, regulatory, and resident retention impacts. These friction costs and impediments could significantly degrade stockholder value. In failing to understand fundamental market dynamics, Green Street’s analysis substantially underestimates the potential for long-term value creation under the Company’s current strategy. As unanimously determined by both our Board of Directors and its Investment Committee, with the assistance of BofA Merrill Lynch and Morgan Stanley, two leading independent advisors, Brookdale is pursuing a path that will provide superior value to executing an OpCo/PropCo transaction. In connection with the execution of our turnaround strategy, we’ve refreshed our management team, made significant investments, and executed a number of initiatives. We are beginning to see the early results from all of these changes, including improvements in move-ins and associate turnover. We believe that our strategic initiatives, focused on empowering our people, improving operations, and optimizing our portfolio, will help us deliver 7% NOI CAGR in our consolidated same community portfolio through 2024, which we believe will translate to significant value over time to our stockholders. Brookdale Has The Right Management Team, The Right Board, And The Right Strategy In Place To Deliver Results For All Of Our Stockholders As a result of our high-quality care and personalized service strategy, today, Brookdale is the #1 Senior Housing operator in the United States. Driven by our vision to be the first choice in the nation’s senior living, we are focused on enriching the lives of those we serve with compassion, respect, excellence and integrity. We believe executing our strategy under our current structure is the best path to enhancing value for all stockholders. We’re focused on doing the things that matter most to our communities. We’re focused on building the best team in the business. We’re focused on improving the basics of our sales and marketing cycle. We’re focused on strategically allocating resources into our communities and delighting our residents. And that is what is allowing us to outperform our senior housing peers and lead the way for our industry. We Urge You To Protect Your Investment By Voting FOR Both Of Brookdale’s Class II Director Nominees Listed On The WHITE Proxy Card Your vote is very important to protect the future value of your investment. The Brookdale Board of Directors unanimously recommends all stockholders vote FOR the Board’s two new, independent and highly qualified Class II director nominees on the enclosed WHITE proxy card today. Please follow the instructions on the enclosed WHITE proxy card to submit your proxy by Internet or telephone, or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. Please simply discard and do NOT vote using any blue proxy card you may receive from Land & Buildings. On behalf of the Brookdale community, we thank you for your support. Sincerely, The Brookdale Board of Directors 6

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS Certain statements in this letter may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the execution on our strategic objectives. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target” or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company’s borrowing base calculations and the Company’s consolidated fixed charge coverage ratio on availability under its revolving credit facility; events that impact our ability to deliver projected net operating income growth, including any events causing increased vacancies or operating expenses; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in our filings with the SEC, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this letter. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU Vote your shares “FOR” the Board’s experienced and highly qualified director nominees on the WHITE proxy card today. 7

Protect the Value of Your Investment Vote the WHITE proxy card today “FOR” Brookdale’s two experienced and highly qualified director nominees, Victoria Freed and Guy Sansone: FOR ALL Please refer to the enclosed WHITE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the WHITE proxy card and return it in the postage-paid envelope provided and vote “FOR” all of Brookdale’s director nominees. If you have any questions, or need assistance in voting your shares on the WHITE proxy card, please call our proxy solicitor INNISFREE M&A INCORPORATED Stockholders Call Toll-Free + 1 (877) 825-8621 +1 (412) 232-3651 (From the U.S. or Canada) (From Other Locations) Remember, please simply discard any Blue proxy card you may receive from Land & Buildings.